Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment"), effective as of January 14, 2013 (the "Effective Date"), by and between Solitron Devices, Inc., a Delaware corporation (the “Company”), and Shevach Saraf (“Employee”) (hereinafter “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company and Employee have entered into that certain Amended and Restated Employment Agreement, dated December 1, 2000, as such agreement has been and may be amended, restated or otherwise modified from time to time (the "Employment Agreement").  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement; and

WHEREAS, the Company and Employee desire to modify the Employment Agreement to update certain provisions with respect to Section 409A of the Internal Revenue Code of 1986, as amended, modify the payment amount to be paid to Employee under Section 8.3 of the Employment Agreement (Termination by Employer without Cause) as well as clarify certain language in the Employment Agreement.

NOW THEREFORE,  for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 8.1 of the Employment Agreement is amended and restated in its entirety as follows:

8.1  Termination by Employee for Cause

Employee may terminate this Agreement for Good Reason upon 30 days written notice to Employer setting forth with specificity the grounds for termination. As used herein, "Good Reason" shall mean (a) breach of any provision of this Agreement by Employer including, without limitation, a reduction in Employee's duties or responsibilities, (b) the appointment of any other person as Chairman of the Board, President or Chief Executive Officer of Employer or the removal of Employee from that position, (c) the failure of the stockholders to elect Employee as a director of Employer or the removal of Employee from the Board of Directors, or (d) the relocation of the Company's business operations or principal office more than 30 miles from its present location.  In the event of termination under this Section, Employer shall pay Employee upon his termination a lump sum equal  to his Base Salary and Bonus under Article 3 through the remainder of the Term of this Agreement. Employee shall have no obligation to mitigate his damages by finding alternative employment or otherwise, and the amounts due or paid hereunder shall not be set off against any income earned by Employee after termination pursuant to this Section 8.1 if he secures alternative employment.

2.	Section 8.3 of the Employment Agreement is amended and restated in its entirety as follows:

8.3  Termination by Employer without Cause

In the event that Employer has terminated Employee's employment for any reason other than for Cause (as defined in Section 8.2) or upon Employee's death or disability, (as defined in Section 8.4), then (a) this Agreement shall nonetheless be deemed terminated, and Employer shall pay Employee upon any such termination a lump sum equal to the larger of Employee's Base Salary and Bonus for the remaining Term of the Agreement or Employee's Base Salary and Bonus for three (3) years, (b) Employee shall not be required to mitigate his damages by finding alternative employment or otherwise, and any income earned by him after such termination shall not be set off against amounts due hereunder, and (c) Employer will pay the premium for Employee's COBRA insurance benefits for Employee and his family for 18 months or provide equivalent coverage.  The foregoing  payments described in this Section 8.3 shall also be made in the event that Employee's employment with the Company is terminated following a Change of Control (as hereinafter defined) notwithstanding the reason for such termination.  For purposes of this Section 8.3, the Bonus shall be determined by taking the average amount of Bonus actually paid to Employer in the three (3) fiscal years of Employment preceding the event requiring payment by Employer under this Section 8.3 (regardless of whether such Bonus was paid pursuant to this Agreement or any other agreement between Employer and Employee).

As used herein, "Change in Control" of the Company shall mean:

(1) any "person" (other than Employee) as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than Employee or any group of which Employee is a part, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities;

(2) at any time, Incumbent Directors cease, for any reason, to constitute at least a majority of the Board of Directors of the Company. As used herein, "Incumbent Directors" means (a) the individuals who constitute the Board upon the execution of this Agreement and (b) any other director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office which two-thirds includes Employee;

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however that no "Change of Control" shall be deemed to have occurred until the closing of any such transaction; and provided further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

(4) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets.

(5) the Company, in one or a series of transactions, sells all or substantially all of its assets

3.	Section 10 is added to the Employment Agreement to read as follows:

Compliance with Section 409A.

It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and its implementing regulations and guidance (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Employee and on the Company).

If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Employee within the meaning of Section 409A.

In the event that Employee is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then to the extent that such payment or benefit is subject to the six-month delay requirement described in Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Section 409A, then no such payment or benefit shall be made before the date that is six months after Employee’s “separation from service” (as described in Section 409A) or, if earlier, the date of  Employee’s death. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period.

4.
Except as expressly amended by the terms of this Amendment and all prior amendments to the Employment Agreement, the terms of the Employment Agreement shall remain in effect and are unchanged by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment this 14th day of January 2013.

SOLITRON DEVICES, INC.		EMPLOYEE:

By:	/s/ Jacob Davis	/s/ Shevach Saraf
Name:	Jacob Davis	Shevach Saraf
Title:	Chairman of Compensation Committee